Exhibit 99.1

April 20, 2023
Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766
Media: Seth Seymour (corpmedia@huntington.com), 614.480.3538

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2023 FIRST-QUARTER EARNINGS
Strong Q1 Results and Disciplined Execution Demonstrate Huntington's Stability and Robust Financial Performance

2023 First-Quarter Highlights:
•Earnings per common share (EPS) for the quarter were $0.39, a decrease of $0.03 from the prior quarter, and an increase of $0.10 from the year-ago quarter. Excluding the after tax impact of Notable Items, adjusted earnings per common share were $0.38.
•Net interest income decreased $53 million, or 4%, from the prior quarter, and increased $263 million, or 23%, from the year-ago quarter. The decrease from the prior quarter reflects lower net interest margin and two fewer days in the quarter.
•Pre-Provision Net Revenue (PPNR) decreased $49 million, or 5%, from the prior quarter to $844 million, and increased $244 million, or 41%, from the year-ago quarter. Excluding Notable Items, adjusted PPNR decreased $80 million, or 9%, from the prior quarter to $828 million, and increased $182 million, or 28%, from the year-ago quarter.
•Insured deposits of approximately $100 billion, or 69% of total deposits.
•Cash and cash equivalents and available contingent borrowing capacity of $61 billion at March 31, 2023, representing 136% of uninsured deposits.
•Average total deposits increased $472 million from the prior quarter and $3.2 billion from the year-ago quarter.
◦Average core deposits increased $381 million from the prior quarter reflecting continued momentum in consumer deposit gathering and ongoing focus on acquiring and deepening primary bank relationships.
•Average total loans and leases increased $1.5 billion, or 1%, from the prior quarter to $120.4 billion, and increased $9.3 billion, or 8%, from the year-ago quarter.
◦Average total commercial loans and leases increased $1.5 billion, or 2%, and average total consumer loans were flat from the prior quarter.
•Net charge-offs of 0.19% of average total loans and leases for the quarter.
•Nonperforming assets have declined for seven consecutive quarters.
•Allowance for credit losses (ACL) of $2.3 billion, or 1.90%, of total loans and leases at quarter end.
•Common Equity Tier 1 (CET1) risk-based capital ratio increased 19 basis points to 9.55%.
•Tangible common equity (TCE) ratio increased 22 basis points to 5.77%.

•Completed the voluntary retirement program, closed the sale of our retirement plan services ("RPS") business and entered into an ongoing partnership with the purchaser, and executed on our previously announced organizational realignment.
•Huntington National Bank earned the #1 ranking in customer satisfaction in the North Central region and Pennsylvania in the J.D. Power 2023 U.S. Retail Banking Satisfaction Study; Huntington has received this recognition for the seventh time in the North Central region and for the first time in Pennsylvania.
•Huntington Middle Market received 11 awards from Coalition Greenwich for 2022 in Excellence and Best Brand.
•Huntington was recognized by Newsweek as one of America’s 500 Most Responsible Companies for the fourth consecutive year.
•Huntington was ranked as one of the Most Sustainable U.S. Companies by Barron’s, a weekly publication by Dow Jones & Company; highest ranked regional bank and 2nd highest U.S. bank of any size.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2023 first quarter of $602 million, or $0.39 per common share, an increase of $142 million, or $0.10 per common share from the year-ago quarter.
Return on average assets was 1.32%, return on average common equity was 14.6%, return on average tangible common equity (ROTCE) was 23.1%.
CEO Commentary:
"Our first quarter results reflect the strength and stability of Huntington and the continued execution of our strategy, despite the market disruption in March,” said Steve Steinour, chairman, president, and CEO. “Huntington’s solid capital levels, strong credit profile, and leading deposit and liquidity profile have positioned the company to enter this period from a position of strength. Our Fair Play philosophy, executed over a decade, has resulted in a granular, sticky consumer and small business deposit base. Our deposit base is highly diversified, and our available liquidity is at an industry leading percentage of insured deposit balances.
“At the core of our Purpose is making people's lives better, helping businesses thrive, and strengthening our communities, and we have a long track record of doing so. We are proud to be able to continue looking out for people in times such as these, including acquiring new customers and primary bank relationships. The core tenets of trust and customer satisfaction form the foundation of a long-term relationship with our customers. We are proud to have been once again recognized by J.D. Power for the number one customer satisfaction ranking in our region, and we received multiple Coalition Greenwich awards recognizing our leadership in commercial and middle market banking. These accolades are a testament to our colleagues and the customer experience they deliver.
“Over the course of the first quarter, we continued to execute on our key initiatives including our consistent and proactive approach to expense management. We consolidated 31 branches, completed the previously announced voluntary retirement program and executed on our organizational realignment. Collectively, these actions will support funding our continued investments to drive sustainable revenue growth. We will continue to actively manage our expense base to fund investments across our businesses to position us for growth in the future.
“Finally, over the past decade we have bolstered the foundation of the franchise to ensure Huntington is resilient across a range of economic environments. This work has positioned Huntington very well for times such as these with our long-standing approach to conservative and disciplined risk management. This strong foundation enables us to remain dynamic, capitalize on opportunities in front of us, and continue to grow and expand the company, aligned with our strategic objectives.”

Table 1 – Earnings Performance Summary

	2023	2022
(in millions, except per share data)	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income attributable to Huntington	$602	$645	$594	$539	$460
Diluted earnings per common share	0.39	0.42	0.39	0.35	0.29

Return on average assets	1.32%	1.41%	1.31%	1.22%	1.05%
Return on average common equity	14.6	16.0	13.9	12.8	10.4
Return on average tangible common equity	23.1	26.0	21.9	19.9	15.8
Net interest margin	3.40	3.52	3.42	3.15	2.88
Efficiency ratio	55.6	54.0	54.4	57.3	62.9

Tangible book value per common share	$7.32	$6.82	$6.40	$6.96	$7.47
Cash dividends declared per common share	0.155	0.155	0.155	0.155	0.155

Average earning assets	$169,112	$165,545	$164,024	$161,225	$162,414
Average loans and leases	120,420	118,907	116,964	113,949	111,142
Average core deposits	141,077	140,696	141,691	141,802	139,148

Tangible common equity / tangible assets ratio	5.77%	5.55%	5.32%	5.80%	6.28%
Common equity Tier 1 risk-based capital ratio	9.55	9.36	9.27	9.05	9.22

NCOs as a % of average loans and leases	0.19%	0.17%	0.15%	0.03%	0.07%
NAL ratio	0.44	0.48	0.51	0.57	0.60
ACL as a % of total loans and leases	1.90	1.90	1.89	1.87	1.87

Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation).
Table 2 – Notable Items Influencing Earnings

		Pretax Impact (1)	After-tax Impact (1)
($ in millions, except per share)		Amount	Net Income	EPS (2)
Three Months Ended March 31, 2023			$602	$0.39
•	RPS sale (noninterest income)	$57	$44	$0.03
•	Voluntary retirement program and organizational realignment expense (noninterest expense) (3)	(42)	(34)	(0.02)

Three Months Ended December 31, 2022			$645	$0.42
•	Acquisition-related expenses (4)	$(15)	$(12)	$(0.01)

Three Months Ended March 31, 2022			$460	$0.29
•	Acquisition-related expenses (4)	$(46)	$(37)	$(0.03)
(1)Favorable (unfavorable) impact.
(2)EPS reflected on a fully diluted basis.
(3)Voluntary retirement program ($36 million) and organizational realignment expense ($6 million).
(4)Includes TCF and Capstone acquisition-related expenses.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2023	2022
($ in millions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$1,409	$1,462	$1,404	$1,261	$1,146	(4)%	23%
FTE adjustment	9	9	8	6	8	—	13
Net interest income - FTE	1,418	1,471	1,412	1,267	1,154	(4)	23
Noninterest income	512	499	498	485	499	3	3
Total revenue - FTE	$1,930	$1,970	$1,910	$1,752	$1,653	(2)%	17%

	2023	2022
	First	Fourth	Third	Second	First	Change (bp)
Yield / Cost	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	4.89%	4.46%	3.86%	3.33%	3.00%	43	189
Total loans and leases	5.27	4.86	4.28	3.77	3.64	41	163
Total securities	3.56	3.26	2.74	2.24	1.72	30	184
Total interest-bearing liabilities	2.02	1.31	0.64	0.25	0.18	71	184
Total interest-bearing deposits	1.52	0.88	0.35	0.10	0.04	64	148

Net interest rate spread	2.87	3.15	3.22	3.08	2.82	(28)	5
Impact of noninterest-bearing funds on margin	0.53	0.37	0.20	0.07	0.06	16	47
Net interest margin	3.40%	3.52%	3.42%	3.15%	2.88%	(12)	52
See Pages 7-8 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2023 first quarter increased $264 million, or 23%, from the 2022 first quarter. The results primarily reflect a 52 basis point increase in the FTE net interest margin (NIM) to 3.40% and a $6.7 billion, or 4%, increase in average earning assets. The expansion in NIM was driven by the higher rate environment driving an increase in loan and lease and investment security yields, partially offset by higher cost of funds. Net interest income in the 2023 first quarter included $10 million of net interest income from purchase accounting accretion and PPP loan fees recognized upon forgiveness payments, compared to $30 million in the 2022 first quarter.
Compared to the 2022 fourth quarter, FTE net interest income decreased $53 million, or 4%, reflecting a 12 basis point decrease in NIM and two fewer days in the quarter. The NIM decrease was driven by higher cost of funds, partially offset by higher loan and lease and investment security yields. Net interest income in the 2022 fourth quarter included $12 million of net interest income from purchase accounting accretion and PPP loan fees recognized upon forgiveness payments.

Table 4 – Average Earning Assets

	2023	2022
($ in billions)	First	Fourth	Third	Second	First	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$46.1	$44.7	$43.6	$42.7	$41.4	3%	11%
Commercial real estate	16.6	16.6	16.1	15.3	15.1	—	10
Lease financing	5.2	5.1	5.0	4.9	4.9	3	6
Total commercial	67.9	66.4	64.7	62.9	61.4	2	11
Residential mortgage	22.3	22.0	21.6	20.5	19.5	1	14
Automobile	13.2	13.3	13.5	13.6	13.5	—	(2)
Home equity	10.3	10.4	10.4	10.4	10.4	(2)	(1)
RV and marine	5.4	5.4	5.5	5.3	5.1	(1)	5
Other consumer	1.3	1.3	1.3	1.3	1.3	(3)	2
Total consumer	52.5	52.5	52.3	51.1	49.8	—	5
Total loans and leases	120.4	118.9	117.0	113.9	111.1	1	8
Total securities	41.9	41.1	42.6	42.6	42.7	2	(2)
Held-for-sale and other earning assets	6.8	5.6	4.5	4.7	8.6	22	(21)
Total earning assets	$169.1	$165.5	$164.0	$161.2	$162.4	2%	4%
See Page 6 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2023 first quarter increased $6.7 billion, or 4%, from the year-ago quarter, primarily reflecting a $9.3 billion, or 8%, increase in average total loans and leases, partially offset by a $1.1 billion, or 15%, decrease in deposits held at the Federal Reserve Bank, a $793 million, or 64%, decrease in loans held for sale, and a $768 million, or 2%, decrease in average securities. Average loan and lease balance increases were primarily due to organic growth in average commercial loans and leases of $6.5 billion, or 11%, and average consumer loans of $2.7 billion, or 5%.
Compared to the 2022 fourth quarter, average earning assets increased $3.6 billion primarily reflecting a $1.5 billion, or 1%, increase in average total loans and leases, $1.5 billion, or 32%, increase in deposits held at the Federal Reserve Bank, and $811 million, or 2%, increase in average securities. Average loan and lease balance increases were due to growth in average commercial loans and leases of $1.5 billion, or 2%.

Table 5 – Liabilities

	2023	2022
	First	Fourth	Third	Second	First	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average balances:
Demand deposits - noninterest-bearing	$37.5	$39.9	$42.1	$42.4	$42.0	(6)%	(11)%
Demand deposits - interest-bearing	40.7	42.7	42.1	41.7	40.6	(5)	0
Total demand deposits	78.2	82.6	84.2	84.1	82.6	(5)	(5)
Money market deposits	37.3	34.4	34.1	33.8	32.7	8	14
Savings and other domestic deposits	19.9	20.8	21.4	21.7	21.3	(5)	(7)
Core certificates of deposit	5.7	2.9	2.0	2.2	2.6	96	124
Total core deposits	141.1	140.7	141.7	141.8	139.1	—	1
Other domestic deposits of $250,000 or more	0.3	0.2	0.2	0.2	0.3	27	(20)
Negotiable CDs, brokered and other deposits	4.8	4.8	4.1	3.0	3.5	1	39
Total deposits	$146.2	$145.7	$146.0	$145.0	$142.9	—%	2%

Short-term borrowings	$4.4	$0.5	$2.6	$2.1	$4.7	702%	(8)%
Long-term debt	11.0	12.7	8.3	7.0	6.9	(13)	60
Total debt	$15.4	$13.2	$10.9	$9.1	$11.6	17%	32%

Total interest-bearing liabilities	$124.1	$119.0	$114.8	$111.7	$112.6	4%	10%

Period end balances:
Total core deposits	$140.4	$142.1	$141.6	$141.5	$143.4	(1)%	(2)%
Other deposits	4.9	5.8	4.7	3.9	3.6	(16)	38
Total deposits	$145.3	$147.9	$146.3	$145.4	$147.0	(2)%	(1)%
See Pages 5-6 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities for the 2023 first quarter increased $11.5 billion, or 10%, from the year-ago quarter. Average total deposits increased $3.2 billion, or 2%, while average total core deposits increased $1.9 billion, or 1%. The average total core deposit increase was primarily driven by higher average commercial core deposits of $1.7 billion, or 3%. Average total debt increased $3.8 billion, or 32%, driven by new debt issuances and higher FHLB borrowings, reflecting actions taken as part of normal management of funding needs.
Compared to the 2022 fourth quarter, average total interest-bearing liabilities increased $5.0 billion, or 4%. Average total deposits increased $472 million, while average total core deposits increased $381 million. The average total core deposit increase was primarily driven by higher average consumer core deposits of $2.1 billion, or 3%, partially offset by lower average commercial core deposits $1.7 billion, or 3%. Average total debt increased $2.2 billion, or 17%, driven by higher short-term FHLB borrowings.
Ending total deposits as of March 31, 2023 decreased $1.7 billion, or 1%, compared to a year ago. The decrease was driven by a $2.9 billion, or 5%, decrease in core commercial deposits, partially offset by a $1.3 billion increase other deposits.
Compared to December 31, 2022, ending total deposits decreased $2.6 billion, or 2%. The decrease was primarily driven by a $3.0 billion, or 5%, decrease in commercial core deposits and a $914 million decrease in other deposits, partially offset by higher consumer core deposits of $1.3 billion, or 2%.

Noninterest Income
Table 6 – Noninterest Income

	2023	2022
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$83	$89	$93	$105	$97	(7)%	(14)%
Card and payment processing income	93	96	96	96	86	(3)	8
Capital markets fees	59	83	73	54	42	(29)	40
Trust and investment management services	62	61	60	63	65	2	(5)
Mortgage banking income	26	25	26	44	49	4	(47)
Leasing revenue	26	35	29	27	35	(26)	(26)
Insurance income	34	31	28	27	31	10	10
Gain on sale of loans	3	2	15	12	28	50	(89)
Bank owned life insurance income	16	15	13	11	17	7	(6)
Net gains on sales of securities	1	—	—	—	—	100	100
Other noninterest income	109	62	65	46	49	76	122
Total noninterest income	$512	$499	$498	$485	$499	3%	3%

Impact of Notable Item:
RPS sale (other noninterest income)	$57	$—	$—	$—	$—	NM	NM
Total adjusted noninterest income (Non-GAAP)	$455	$499	$498	$485	$499	(9)%	(9)%
NM - Not meaningful
See Page 10 of Quarterly Financial Supplement for additional detail.

Reported total noninterest income for the 2023 first quarter increased $13 million, or 3%, from the year-ago quarter primarily reflecting the gain associated with the sale of the RPS business and growth in areas of strategic focus, including an increase in capital markets fees of $17 million, or 40%, primarily reflecting Capstone related advisory fees and an increase in card and payments processing of $7 million, or 8%. Partially offsetting these increases was a decrease in gain on sale of loans of $25 million, or 89%, resulting from the strategic decision to retain SBA loans. Mortgage banking income decreased $23 million, or 47%, primarily reflecting lower salable volume and salable spreads. Service charges on deposit accounts decreased $14 million, or 14%, primarily reflecting impact from deposit pricing and program changes. Leasing revenue decreased $9 million, or 26%, primarily driven by decreases in operating lease income and income on terminated leases.
Total noninterest income increased $13 million, to $512 million for the 2023 first quarter, compared to $499 million for the 2022 fourth quarter. The increase was primarily driven by the gain associated with the sale of the RPS business. Partially offsetting this increase was a decrease in capital markets fees of $24 million, or 29%, due to lower advisory fees. Leasing revenue decreased $9 million, or 26%, reflecting a decrease in income on terminated leases. Service charges on deposit accounts decreased $6 million, or 7%, primarily reflecting impact from deposit pricing and program changes.

Noninterest Expense
Table 7 – Noninterest Expense

	2023	2022
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$649	$630	$614	$577	$580	3%	12%
Outside data processing and other services	151	147	145	153	165	3	(8)
Equipment	64	67	60	61	81	(4)	(21)
Net occupancy	60	61	63	58	64	(2)	(6)
Marketing	25	22	24	24	21	14	19
Professional services	16	21	18	19	19	(24)	(16)
Deposit and other insurance expense	20	14	15	20	18	43	11
Amortization of intangibles	13	13	13	13	14	—	(7)
Lease financing equipment depreciation	8	9	11	11	14	(11)	(43)
Other noninterest expense	80	93	90	82	77	(14)	4
Total noninterest expense	$1,086	$1,077	$1,053	$1,018	$1,053	1%	3%
(in thousands)
Average full-time equivalent employees	20.2	20.0	20.0	19.9	19.7	1%	3%

Table 8 - Impact of Notable Items

	2023	2022
	First	Fourth	Third	Second	First
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$42	$—	$1	$2	$5
Outside data processing and other services	—	2	2	12	25
Equipment	—	2	1	—	2
Net occupancy	—	10	6	6	10
Professional services	—	1	—	1	2
Deposit and other insurance expense	—	—	—	1	—
Other noninterest expense	—	—	—	2	2
Total noninterest expense	$42	$15	$10	$24	$46

Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2023	2022
	First	Fourth	Third	Second	First	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$607	$630	$613	$575	$575	(4)%	6%
Outside data processing and other services	151	145	143	141	140	4	8
Equipment	64	65	59	61	79	(2)	(19)
Net occupancy	60	51	57	52	54	18	11
Marketing	25	22	24	24	21	14	19
Professional services	16	20	18	18	17	(20)	(6)
Deposit and other insurance expense	20	14	15	19	18	43	11
Amortization of intangibles	13	13	13	13	14	—	(7)
Lease financing equipment depreciation	8	9	11	11	14	(11)	(43)
Other noninterest expense	80	93	90	80	75	(14)	7
Total adjusted noninterest expense	$1,044	$1,062	$1,043	$994	$1,007	(2)%	4%

Reported total noninterest expense for the 2023 first quarter increased $33 million, or 3%, from the year-ago quarter. Excluding the impact from Notable Items, noninterest expense increased $37 million, or 4%, primarily driven by higher personnel costs of $32 million, or 6%, due to the impact of the Capstone acquisition and outside data processing and other services increase of $11 million, or 8%, driven by higher technology investments. Partially offsetting these increases was $15 million, or 19%, lower equipment expense reflecting timing of technology equipment purchases and amortization.
Reported total noninterest expense increased $9 million, or 1%, from the 2022 fourth quarter. Excluding the impact from Notable Items, noninterest expense decreased $18 million, or 2%, primarily driven by lower personnel costs and other noninterest expense reflecting reduced incentive compensation and Capstone expenses attributable to revenue activity. Partially offsetting these decreases were increases of $9 million, or 18%, in net occupancy driven by prior quarter gains associated with sale of assets, and $6 million, or 43%, in deposit and other insurance expense due to increase in FDIC insurance rate.

Credit Quality
Table 10 – Credit Quality Metrics

	2023	2022
($ in millions)	March 31,	December 31,	September 30,	June 30,	March 31,
Total nonaccrual loans and leases	$533	$569	$602	$657	$682
Total other real estate, net	20	11	11	11	11
Other NPAs (1)	25	14	14	14	15
Total nonperforming assets	578	594	627	682	708
Accruing loans and leases past due 90+ days	185	207	223	212	280
NPAs + accruing loans & leases past due 90+ days	$763	$801	$850	$894	$988
NAL ratio (2)	0.44%	0.48%	0.51%	0.57%	0.60%
NPA ratio (3)	0.48	0.50	0.53	0.59	0.63
(NPAs+90 days)/(Loans+OREO)	0.63	0.67	0.72	0.77	0.88
Provision for credit losses	$85	$91	$106	$67	$25
Net charge-offs	57	50	44	8	19
Net charge-offs / Average total loans and leases	0.19%	0.17%	0.15%	0.03%	0.07%
Allowance for loans and lease losses (ALLL)	$2,142	$2,121	$2,110	$2,074	$2,018
Allowance for unfunded lending commitments	157	150	120	94	91
Allowance for credit losses (ACL)	$2,299	$2,271	$2,230	$2,168	$2,109
ALLL as a % of:
Total loans and leases	1.77%	1.77%	1.79%	1.78%	1.79%
NALs	402	373	351	316	296
NPAs	371	357	336	304	285
ACL as a % of:
Total loans and leases	1.90%	1.90%	1.89%	1.87%	1.87%
NALs	431	400	371	330	309
NPAs	398	382	355	318	298
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 11-14 of Quarterly Financial Supplement for additional detail.

Nonperforming assets (NPAs) were $578 million, or 0.48%, of total loans and leases, OREO and other NPAs, compared to $708 million, or 0.63%, a year-ago. Nonaccrual loans and leases (NALs) were $533 million, or 0.44% of total loans and leases, compared to $682 million, or 0.60% of total loans and leases, a year-ago. On a linked quarter basis, NPAs decreased $16 million, or 3%, and NALs decreased $36 million, or 6%.
The provision for credit losses increased $60 million year-over-year and decreased $6 million quarter-over-quarter to $85 million in the 2023 first quarter. Net charge-offs (NCOs) increased $38 million year-over-year and increased $7 million quarter-over-quarter to $57 million. NCOs represented an annualized 0.19% of average loans and leases in the current quarter, up from 0.07% in the year-ago quarter and up from 0.17% in the prior quarter. The increase in NCOs reflects the continued normalization of net charge-offs. Commercial and consumer net charge-offs remained low at 0.17% and 0.21%, respectively, for the 2023 first quarter.
The allowance for loan and lease losses (ALLL) increased $124 million from the year-ago quarter to $2.1 billion, or 1.77%, and allowance for credit losses (ACL) increased by $190 million from the year-ago quarter to $2.3 billion, or 1.90% of total loans and leases, primarily driven by loan and lease portfolio growth and recognition of increased near-term recessionary risks. On a linked quarter basis, the ACL increased $28 million, resulting in the ACL coverage ratio being flat at 1.90%.

Capital
Table 11 – Capital Ratios

	2023	2022
($ in billions)	March 31,	December 31,	September 30,	June 30,	March 31,
Tangible common equity / tangible assets ratio	5.77%	5.55%	5.32%	5.80%	6.28%
Common equity tier 1 risk-based capital ratio (1)	9.55	9.36	9.27	9.05	9.22
Regulatory Tier 1 risk-based capital ratio (1)	11.30	10.90	10.84	10.63	10.84
Regulatory Total risk-based capital ratio (1)	13.53	13.09	13.05	12.81	13.03
Total risk-weighted assets (1)	$142.3	$141.9	$138.8	$137.8	$134.5
(1)March 31, 2023 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The capital ratios reflect Huntington’s 2020 election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. As of March 31, 2023, 50% of the cumulative CECL deferral has been phased in. As of March 31, 2022, June 30, 2022, September 30, 2022, and December 31, 2022 25% of the cumulative CECL deferral has been phased in.
See Page 15 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 5.77% at March 31, 2023, up 22 basis points from last quarter due primarily to current period earnings and improved accumulated other comprehensive income (AOCI). Common Equity Tier 1 (CET1) risk-based capital ratio was 9.55%, up from 9.36% from the prior quarter. The increase in regulatory capital ratios was primarily driven by current period earnings, partially offset by the CECL transitional amount.

Income Taxes
The provision for income taxes was $144 million in the 2023 first quarter compared to $144 million in the 2022 fourth quarter. The effective tax rate for the 2023 first quarter and 2022 fourth quarter were 19.2% and 18.2%, respectively. The variance to the linked quarter effective tax rate relates primarily to higher state tax expense and nondeductible items.

At March 31, 2023, we had a net federal deferred tax asset of $294 million and a net state deferred tax asset of $82 million.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on April 20, 2023, at 11:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13737064. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through April 28, 2023 at (877) 660-6853 or (201) 612-7415; conference ID #13737064.
Please see the 2023 First Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a $189 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,000 branches in 11 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.
Caution regarding Forward-Looking Statements
The information contained or incorporated by reference in this Press Release on Form 8-K contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; deterioration in business and economic conditions, including persistent inflation, supply chain issues or labor shortages; instability in global economic conditions and geopolitical matters, as well as volatility in financial markets; the impact of pandemics, including the COVID-19 pandemic and related variants and mutations, and their impact on the global economy and financial market conditions and our business, results of operations, and financial condition; the impacts related to or resulting from recent bank failures and other volatility, including potential increased regulatory requirements and costs and potential impacts to macroeconomic conditions; cybersecurity risks; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve; volatility and disruptions in global capital and credit markets; movements in interest rates; transition away from LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect the future results of Huntington.  Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2022, which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation

Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the financial supplement, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities, and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Rounding
Please note that columns of data in this document may not add due to rounding.

Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.